Exhibit 99.1

FOR IMMEDIATE RELEASE

CARNIVAL CORPORATION & PLC REPORTS

SECOND QUARTER EARNINGS

          MIAMI (June 19, 2008) – Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) reported net income of $390 million, or $0.49 diluted EPS, on revenues of $3.4 billion for its second quarter ended May 31, 2008. Net income for the second quarter of 2007 was $390 million, or $0.48 diluted EPS, on revenues of $2.9 billion.

          Carnival Corporation & plc Chairman and CEO Micky Arison said that second quarter results were better than the guidance provided in March 2008 due primarily to stronger than expected revenue yields and lower than expected cruise costs.

          “Our North American and European brands continue to perform well in the current difficult economic environment and we were pleased with our second quarter results. We enjoyed strong revenue growth supported by solid cost controls, however higher fuel prices cost the company $158 million, or $0.19 per share, during the quarter,” Arison said.

Key metrics for the second quarter of 2008 compared to the prior year were as follows:

•	Net revenue yield (revenue per available lower berth day) for Q2 2008 increased 7.3 percent (3.7 percent on a constant dollar basis). Gross revenue yields increased 7.6 percent.

•	Excluding fuel, net cruise cost per available lower berth day (“ALBD”) for Q2 2008 decreased 1.1 percent on a constant dollar basis primarily due to lower selling and administrative costs.

•	Including fuel, net cruise costs per ALBD increased 10.8 percent (7.2 percent on a constant dollar basis). Gross cruise costs per ALBD increased 10.3 percent.

•	Fuel price increased 59 percent to $530 per metric ton for Q2 2008 from $333 per metric ton, and was in line with the company’s March 2008 guidance of $528 per metric ton.

          During the second quarter, the company successfully introduced AIDA Cruises’ 2,050-passenger AIDAbella in Germany and P&O Cruises’ 3,076-passenger Ventura in the UK, as part of its planned strategy of expansion in the European marketplace.

Outlook

          Occupancy levels for advance bookings for the next twelve months are in line with the prior year, with ticket prices for these bookings at higher levels.

          “Despite the current difficult economic environment, our booking trends continue to be solid. Consumers continue to plan leisure travel but appear more cost conscious placing greater emphasis on finding more economical options. A cruise vacation is an attractive alternative for those seeking the most value for their vacation dollar,” said Arison. “However, the impact of skyrocketing fuel prices on our operating results has overshadowed the revenue yield improvement we have experienced.”

          Primarily as a result of changes in currency exchange rates, the company now forecasts a 4.5 to 5.5 percent improvement in net revenue yields for the full year 2008 compared to 2007, versus March 2008 guidance of an increase of 5.5 to 6.5 percent. On a constant dollar basis, the company continues to expect net revenue yields to increase 2.0 to 3.0 percent, although lower in the range than the previous guidance due primarily to slightly lower expectations for both cruise ticket and onboard revenues for the remainder of 2008.

          The company continues to expect net cruise costs excluding fuel for the full year 2008 to be down slightly on a constant dollar basis, although it expects a modest increase in cruise costs for the remainder of the year compared to the previous guidance. However, based on current spot prices for fuel, forecasted fuel costs have increased $224 million, or $0.27 per share, since the previous March guidance. For the full year 2008 fuel expense is now forecast to increase by $752 million compared to 2007, which reduces full year 2008 earnings by $0.92 per share. Taking all the above factors into consideration, the company now forecasts full year 2008 earnings per share to be in the range of $2.70 to $2.80 compared to its previous guidance of $3.00 to $3.20.

Third Quarter 2008

          For the third quarter of 2008, net revenue yields are expected to increase approximately 4.0 percent (approximately 1.0 percent on a constant dollar basis). Net cruise costs excluding fuel for the third quarter 2008 are expected to be up modestly on a constant dollar basis. Based on current spot prices for fuel, third quarter 2008 fuel expense is expected to increase by $241 million compared to 2007, which reduces earnings by $0.30 per share. As a result, the company expects earnings for the third quarter of 2008 to be in the range of $1.56 to $1.58 per share, down from $1.67 per share in 2007.

          During the third quarter, the company will add two new ships to its fleet. Holland America Line’s 2,104-passenger Eurodam was successfully delivered June 16, 2008, and will be named by Her Royal Majesty Queen Beatrix of Holland on July 1, 2008; and Carnival Cruise Lines’ 3,006-passenger Carnival Splendor will be delivered on June 30, 2008. Both of these vessels will operate European itineraries this summer, which is proving to be a popular way for North American guests to visit Europe while paying in U.S. dollars thus minimizing the impact of unfavorable currency exchange.

Selected Key Forecast Metrics

	Full Year 2008		Third Quarter 2008

	Current Dollars	Constant Dollars	Current Dollars	Constant Dollars
Change in:
Net revenue yields	4.5 to 5.5%	2.0 to 3.0%	4.0%	1.0%
Net cruise cost per ALBD	11.0 to 12.0%	8.5 to 9.5%	18.0%	15.0%

	Full Year 2008	Third Quarter 2008

Fuel price per metric ton	$594	$670
Fuel consumption (metric tons in thousands)	3,240	819
Currency
Euro	$1.53 to €1	$1.55 to €1
Sterling	$1.97 to £1	$1.96 to £1

          The company has scheduled a conference call with analysts at 10:00 a.m. EDT (3:00 p.m. BST) today to discuss its 2008 second quarter earnings. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s Web site at www.carnivalcorp.com and www.carnivalplc.com.

          Carnival Corporation & plc is the largest cruise vacation group in the world, with a portfolio of cruise brands in North America, Europe and Australia, comprised of Carnival Cruise Lines, Holland America Line, Princess Cruises, The Yachts of Seabourn, AIDA Cruises, Costa Cruises, Cunard Line, Ibero Cruises, Ocean Village, P&O Cruises and P&O Cruises Australia.

          Together, these brands operate 87 ships totaling more than 164,000 lower berths with 19 new ships scheduled to be delivered between June 2008 and June 2012. Carnival Corporation & plc also operates Holland America Tours and Princess Tours, the leading tour companies in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.

Cautionary note concerning factors that may affect future results

Some of the statements contained in this earnings release are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to Carnival Corporation & plc, including some statements concerning future results, outlook, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “believe,” “expect,” “anticipate,” “forecast,” “future,” “intend,” “plan,” and “estimate” and similar expressions. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause Carnival Corporation & plc’s actual results, performance or achievements to differ materially from those expressed or implied in this earnings release. Forward-looking statements include those statements which may impact the forecasting of Carnival Corporation and plc’s earnings per share, net revenue yields, booking levels, pricing, occupancy, operating, financing and/or tax costs, fuel costs, costs per available lower berth day, estimates of ship depreciable lives and residual values, outlook or business prospects. These factors include, but are not limited to, the following: general economic and business conditions and perceptions of these conditions that may adversely impact the levels of Carnival Corporation & plc’s potential vacationers’ discretionary income and this group’s confidence in the U.S. and other economies and, consequently reduce Carnival Corporation & plc’s cruise brands’ net revenue yields; the international political climate, armed conflicts and terrorist attacks and threats thereof, availability and pricing of air services and other world events, and their impact on the demand for Carnival Corporation & plc cruises; conditions in the cruise and land-based vacation industries, including competition from other cruise ship operators and providers of other vacation alternatives and over capacity offered by cruise ship and land-based vacation alternatives; accidents, adverse weather conditions or natural disasters, such as hurricanes and earthquakes and other incidents (including machinery and equipment failures or improper operation thereof) which could cause the alteration of itineraries or cancellation of a cruise or series of cruises, and the impact of the spread of contagious diseases, all of which could affect the health, safety, security and/or vacation satisfaction of Carnival Corporation & plc guests; adverse publicity concerning the cruise industry in general, or Carnival Corporation & plc in particular, could impact the demand for Carnival Corporation & plc’s cruises; lack of acceptance of new itineraries, products and services by Carnival Corporation & plc’s guests; changing consumer preferences, which may, among other things, adversely impact the demand for cruises; the impact of changes in and compliance with laws and regulations relating to environmental, health, safety, security, tax and other regulatory regimes under which Carnival Corporation & plc operate; the impact of increased global fuel demand, a weakening U.S. dollar, fuel supply disruptions and/or other events on Carnival Corporation & plc ships’ fuel and other expenses; the impact on Carnival Corporation & plc future fuel expenses of implementing proposed International Maritime Organization regulations which, if approved, would require the use of higher priced low sulfur fuels in certain cruising areas, which could adversely impact the cruise industry; the impact of changes in operating and financing costs, including changes in foreign currency exchange rates and interest rates and food, insurance, payroll and security costs; the ability of Carnival Corporation & plc to implement its shipbuilding programs, including purchasing ships for our North American cruise brands from European shipyards on terms that are favorable or consistent with Carnival Corporation & plc’s expectations; Carnival Corporation & plc’s ability to implement its brand strategies and to continue to operate and expand its business internationally; Carnival Corporation & plc’s future operating cash flow may not be sufficient to fund future obligations and Carnival Corporation & plc may not be able to obtain financing, if necessary, on terms that are favorable or consistent with its expectations; Carnival Corporation & plc’s ability to attract and retain qualified shipboard crew and maintain good relations with employee unions; continuing financial viability of Carnival Corporation & plc’s travel agent distribution system and air service providers; the impact of Carnival Corporation & plc self-insuring against various risks and its inability to obtain insurance for certain risks at reasonable rates; disruptions and other impairments to Carnival Corporation & plc’s information technology networks; lack of continued availability of attractive port destinations; risks associated with the DLC structure, including the uncertainty of its tax status; and Carnival Corporation & plc’s ability to successfully implement cost reduction plans. Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant listing rules, Carnival Corporation & plc expressly disclaim any obligation to disseminate, after the date of this release, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

MEDIA CONTACTS US Carnival Corporation & plc Tim Gallagher 1 305 599 2600, ext. 16000	INVESTOR RELATIONS CONTACT US/UK Carnival Corporation & plc Beth Roberts 1 305 406 4832

UK Brunswick Group Richard Jacques/ Clare Barclay 44 (0) 20 7404 5959

CARNIVAL CORPORATION & PLC
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended May 31,		Six Months Ended May 31,

	2008	2007	2008	2007

	(in millions, except per share data)

Revenues
Cruise
Passenger tickets	$2,588	$2,181	$5,026	$4,231
Onboard and other	743	678	1,445	1,304
Other	47	41	59	53

	3,378	2,900	6,530	5,588

Costs and Expenses
Operating
Cruise
Commissions, transportation and other	525	439	1,083	910
Onboard and other	121	109	246	220
Fuel	425	254	817	474
Payroll and related	365	321	725	632
Food	210	181	417	356
Other ship operating	469	416	923	802
Other	44	43	62	60

Total	2,159	1,763	4,273	3,454
Selling and administrative	425	406	850	790
Depreciation and amortization	312	272	613	532

	2,896	2,441	5,736	4,776

Operating Income	482	459	794	812

Nonoperating (Expense) Income
Interest income	12	17	22	27
Interest expense, net of capitalized interest	(102)	(94)	(200)	(178)
Other income (expense), net	4	(1)	6	(1)

	(86)	(78)	(172)	(152)

Income Before Income Taxes	396	381	622	660

Income Tax (Expense) Benefit, Net	(6)	9	4	13

Net Income	$390	$390	$626	$673

Earnings Per Share
Basic	$0.50	$0.49	$0.80	$0.85

Diluted	$0.49	$0.48	$0.78	$0.83

Dividends Per Share	$0.40	$0.35	$0.80	$0.625

Weighted-Average Shares Outstanding – Basic	786	794	786	794

Weighted-Average Shares Outstanding – Diluted	819	829	819	829

CARNIVAL CORPORATION & PLC
CONSOLIDATED BALANCE SHEETS

	May 31, 2008	November 30, 2007	May 31, 2007

	(in millions, except par values)

ASSETS
Current Assets
Cash and cash equivalents	$988	$943	$1,859
Short-term investments	8	17	214
Trade and other receivables, net	542	436	401
Inventories	349	331	282
Prepaid expenses and other	292	249	263

Total current assets	2,179	1,976	3,019

Property and Equipment, Net	27,666	26,639	25,019

Goodwill	3,614	3,610	3,331

Trademarks	1,393	1,393	1,328

Other Assets	620	563	490

	$35,472	$34,181	$33,187

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$145	$115	$1,075
Current portion of long-term debt	1,386	1,028	1,457
Convertible debt subject to current put options	230	1,396	1,170
Accounts payable	454	561	498
Accrued liabilities and other	1,269	1,353	1,209
Customer deposits	3,605	2,807	3,200

Total current liabilities	7,089	7,260	8,609

Long-Term Debt	7,689	6,313	5,425

Other Long-Term Liabilities and Deferred Income	764	645	574

Shareholders’ Equity
Common stock of Carnival Corporation; $0.01 par value; 1,960 shares authorized; 643 at 2008 and November 2007 and 642 shares at May 2007 issued	6	6	6
Ordinary shares of Carnival plc; $1.66 par value; 226 shares authorized; 213 shares at 2008 and 2007 issued	354	354	354
Additional paid-in capital	7,653	7,599	7,556
Retained earnings	12,907	12,921	11,778
Accumulated other comprehensive income	1,306	1,296	772
Treasury stock; 19 shares at 2008 and November 2007 and 18 shares at May 2007 of Carnival Corporation and 51 shares at 2008, 50 shares at November 2007 and 42 shares at May 2007 of Carnival plc, at cost	(2,296)	(2,213)	(1,887)

Total shareholders’ equity	19,930	19,963	18,579

	$35,472	$34,181	$33,187

CARNIVAL CORPORATION & PLC
SELECTED INFORMATION

	Three Months Ended May 31,		Six Months Ended May 31,

	2008	2007	2008	2007

	(in millions, except statistical information)
STATISTICAL INFORMATION
Passengers carried (in thousands)	1,985	1,832	3,896	3,581
Occupancy percentage	104.8%	103.7%	104.5%	103.9%
Fuel cost per metric ton (a)	$530	$333	$514	$317

CASH FLOW INFORMATION
Cash from operations	$1,442	$1,494	$1,815	$2,091
Capital expenditures	$1,335	$1,493	$1,593	$2,130
Dividends paid	$314	$218	$630	$435

SEGMENT INFORMATION
Revenues
Cruise	$3,331	$2,859	$6,471	$5,535
Other	65	55	79	69
Intersegment elimination	(18)	(14)	(20)	(16)

	$3,378	$2,900	$6,530	$5,588

Operating expenses
Cruise	$2,115	$1,720	$4,211	$3,394
Other	62	57	82	76
Intersegment elimination	(18)	(14)	(20)	(16)

	$2,159	$1,763	$4,273	$3,454

Selling and administrative expenses
Cruise	$416	$398	$833	$774
Other	9	8	17	16

	$425	$406	$850	$790

Depreciation and amortization
Cruise	$303	$263	$595	$514
Other	9	9	18	18

	$312	$272	$613	$532

Operating income (loss)
Cruise	$497	$478	$832	$853
Other	(15)	(19)	(38)	(41)

	$482	$459	$794	$812

(a)	Fuel cost per metric ton is calculated by dividing the cost of our fuel by the number of metric tons consumed.

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES

Gross and net revenue yields were computed by dividing the gross or net revenues, without rounding, by ALBDs as follows:

	Three Months Ended May 31,		Six Months Ended May 31,

	2008	2007	2008	2007

	(in millions, except ALBDs and yields)

Cruise revenues
Passenger tickets	$2,588	$2,181	$5,026	$4,231
Onboard and other	743	678	1,445	1,304

Gross cruise revenues	3,331	2,859	6,471	5,535
Less cruise costs
Commissions, transportation and other	(525)	(439)	(1,083)	(910)
Onboard and other	(121)	(109)	(246)	(220)

Net cruise revenues (a)	$2,685	$2,311	$5,142	$4,405

ALBDs (b)	14,480,881	13,369,111	28,642,170	26,187,929

Gross revenue yields (a)	$230.04	$213.87	$225.92	$211.35

Net revenue yields (a)	$185.45	$172.90	$179.52	$168.21

Gross and net cruise costs per ALBD were computed by dividing the gross or net cruise costs, without rounding, by ALBDs as follows:

	Three Months Ended May 31,		Six Months Ended May 31,

	2008	2007	2008	2007

	(in millions, except ALBDs and costs per ALBD)

Cruise operating expenses	$2,115	$1,720	$4,211	$3,394
Cruise selling and administrative expenses	416	398	833	774

Gross cruise costs	2,531	2,118	5,044	4,168
Less cruise costs included in net cruise revenues
Commissions, transportation and other	(525)	(439)	(1,083)	(910)
Onboard and other	(121)	(109)	(246)	(220)

Net cruise costs (a)	$1,885	$1,570	$3,715	$3,038

ALBDs (b)	14,480,881	13,369,111	28,642,170	26,187,929

Gross cruise costs per ALBD (a)	$174.79	$158.46	$176.12	$159.17

Net cruise costs per ALBD (a)	$130.20	$117.50	$129.72	$116.03

NOTES TO NON-GAAP FINANCIAL MEASURES

(a)

We use net cruise revenues per ALBD (“net revenue yields”) and net cruise costs per ALBD as significant non-GAAP financial measures of our cruise segment financial performance. We believe that net revenue yields are commonly used in the cruise industry to measure a company’s cruise segment revenue performance. This measure is also used for revenue management purposes. In calculating net revenue yields, we use “net cruise revenues” rather than “gross cruise revenues.” We believe that net cruise revenues is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues earned by us net of our most significant variable costs, which are travel agent commissions, cost of air transportation and certain other variable direct costs associated with onboard and other revenues. Substantially all of our remaining cruise costs are largely fixed once our ship capacity levels have been determined, except for the impact of changing prices.

Net cruise costs per ALBD is the most significant measure we use to monitor our ability to control our cruise segment costs rather than gross cruise costs per ALBD. In calculating net cruise costs, we exclude the same variable costs that are included in the calculation of net cruise revenues. This is done to avoid duplicating these variable costs in these two non-GAAP financial measures.

We have not provided estimates of future gross revenue yields or future gross cruise costs per ALBD because the reconciliations of forecasted net cruise revenues to forecasted gross cruise revenues or forecasted net cruise costs to forecasted cruise operating expenses would require us to forecast, with reasonable accuracy, the amount of air and other transportation costs that our forecasted cruise passengers would elect to purchase from us (the “air/sea mix”). Since the forecasting of future air/sea mix involves several significant variables that are relatively difficult to forecast and the revenues from the sale of air and other transportation approximate the costs of providing that transportation, management focuses primarily on forecasts of net cruise revenues and costs rather than gross cruise revenues and costs. This does not impact, in any material respect, our ability to forecast our future results, as any variation in the air/sea mix has no material impact on our forecasted net cruise revenues or forecasted net cruise costs. As such, management does not believe that this reconciling information would be meaningful.

In addition, because a significant portion of Carnival Corporation & plc’s operations utilize the euro or sterling to measure their results and financial condition, the translation of those operations to our U.S. dollar reporting currency results in increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies, and decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies. Accordingly, we also monitor these two non-GAAP financial measures assuming the current period currency exchange rates have remained constant with the prior year’s comparable period rates, or on a “constant dollar basis,” in order to remove the impact of changes in exchange rates on our non-U.S. dollar cruise operations. We believe that this is a useful measure because it provides a comparative view of the growth of our business in a fluctuating currency exchange rate environment.

On a constant dollar basis, net cruise revenues and net cruise costs would be $2.6 billion and $1.8 billion for the three months ended May 31, 2008 and $5.0 billion and $3.6 billion for the six months ended May 31, 2008, respectively. On a constant dollar basis, gross cruise revenues and gross cruise costs would be $3.2 billion and $2.4 billion for the three months ended May 31, 2008 and $6.3 billion and $4.9 billion for the six months ended May 31, 2008, respectively. In addition, our non-U.S. dollar cruise operations’ depreciation and net interest expense were impacted by the changes in exchange rates for the three and six months ended May 31, 2008, compared to the prior year’s comparable periods.

(b)

ALBDs is a standard measure of passenger capacity for the period. It assumes that each cabin we offer for sale accommodates two passengers. ALBDs are computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

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